NOTICE OF ANNUAL GENERAL AND SPECIAL MEETING OF SHAREHOLDERS

Longueuil, Québec, March 24, 2005

NOTICE IS HEREBY GIVEN that the Annual General and Special Meeting of Shareholders of Cambior Inc. (the "Company") will be held in the Mont-Royal room of the Hilton Bonaventure Hotel, 1, Place Bonaventure, 900 de la Gauchetière Street West, Montreal, Québec, on Thursday, May 12, 2005 at 11:00 A.M. (local time) (the "Meeting") for the following purposes:

  to receive the report of the directors and the audited financial statements of the Company for the fiscal year ended December 31, 2004 and the auditors' report thereon;

  to elect directors;

  to appoint auditors and authorize the Audit Committee of the Board of Directors to fix their remuneration;

  to consider and, if deemed appropriate, ratify a resolution of the Board of Directors dated December 15, 2004, establishing a new maximum number of Common Shares issuable under the Stock Option Plan; and

  to transact such other business as may properly be brought before the Meeting or at any adjournment thereof.

The Information Circular and the Form of Proxy prepared in respect of the Meeting accompany this notice.

BY ORDER OF THE BOARD OF DIRECTORS

Lucie Desjardins
Corporate Secretary

If you are unable to attend the	If you wish to receive, or to
Meeting in person, please	continue receiving, copy of the
complete, date and sign the	Company's financial statements,
enclosed Form of Proxy and	please refer to the instructions in
return it in the envelope	the Information Circular under the
provided for that purpose.	heading "Delivery of Financial
Statements and MD&A".

INFORMATION CIRCULAR

This Information Circular is provided in connection with the solicitation of proxies by the management of Cambior Inc. (the "Company") for use at the Annual General and Special Meeting of Shareholders of the Company to be held in Montreal, Québec, on Thursday, May 12, 2005, at 11:00 A.M. (local time) (the "Meeting") and for any adjournment thereof.

Unless otherwise indicated, all dollar amounts in this Information Circular are expressed in Canadian dollars.

Voting Information

How Are Proxies Solicitated?

Proxies are solicited primarily by mail. However, proxies may also be solicited by directors, senior officers, employees or agents of the Company, personally, in writing or by telephone. The Company will bear all costs and expenses of solicitation. In addition, upon demand, the Company will reimburse brokers and other persons holding Common Shares as nominees for their reasonable expenses in forwarding proxies and accompanying material to beneficial owners of the Company's Common Shares.

What Will I Be Voting On?

You will be voting on the election of directors of the Company, the appointment of Raymond Chabot Grant Thornton, LLP, Chartered Accountants, as auditors of the Company and the ratification of the resolution of the Board of Directors establishing a new maximum number of Common Shares issuable under the Stock Option Plan as a fixed percentage (5%) of the Company's issued and outstanding Common Shares.

How Will These Matters Be Decided At The Meeting?

A simple majority of the votes cast, by proxy or in person, will constitute approval of each of the matters appearing on the Notice of Meeting and specified in this Information Circular.

How Many Votes Do I Have?

You will be entitled to exercise one vote for every Common Share of the Company you own at the close of business on March 24, 2005, the record date for the Meeting.

To vote Common Shares you acquired subsequent to the record date, you must, not later than ten days before the date of the Meeting, request that the Company add your name to the shareholders' list and produce properly endorsed share certificates, or otherwise establish that you own the shares.

How Do I Vote?

If you are entitled to vote and your shares are registered in you name, you can vote your shares in person at the Meeting or by proxy, as explained below.

If your shares are held in the name of a securities broker, a trust company or another intermediary, please see the instructions below under the headings "How can a non-registered shareholder vote?" and "How can a non-registered shareholder vote in person at the Meeting?".

What If I Plan To Attend The Meeting And Vote In Person?

If your Common Shares are registered in your name and you plan to attend the Meeting on May 12, 2005 and wish to vote your shares in person at the Meeting, do not complete or return the Form of Proxy. Your vote will be taken and counted at the meeting. Please register with the Transfer Agent and Registrar of the Company, CIBC Mellon Trust Company, upon arrival at the Meeting.

If your Common Shares are not registered in your name, please refer to the instructions under the heading "How Can A Non-Registered Shareholder Vote In Person At The Meeting?".

How Can I Vote By Proxy?

Whether or not you attend the Meeting, you may appoint someone else to vote for you as your proxyholder. You may use the enclosed Form of Proxy, or any other appropriate form of proxy, to appoint your proxyholder. The persons named in the enclosed Form of Proxy are directors or officers of the Company. However, you can choose another person to be your proxyholder, including someone who is not a shareholder of the Company. You may do so by striking out the names printed on the Form of Proxy and inserting another person's name in the blank space provided, or by completing another proper form of proxy. In order to be valid, the Form of Proxy must be delivered to CIBC Mellon Trust Company, attention Proxy Unit, at its Montreal office, at 2001, University Street, 16th Floor, Montreal, Québec, H3A 2A6, its Toronto office, at 200 Queen's Quay East, Unit 6, Toronto, Ontario, M5A 4K9, attention Proxy Unit, or sent by facsimile at (416) 368-2502 no later than 5:00 P.M. on May 10, 2005. Proxyholders must register with the Transfer Agent upon arrival at the Meeting.

How Will My Proxy Be Voted?

The persons named as proxies in the enclosed Form of Proxy will vote for or against, or withhold from voting your Common Shares, in accordance with your instructions on the Form of Proxy. In the absence of such instructions, they will vote your shares IN FAVOUR of all the matters identified in the attached Notice of Meeting.

What If There Are Amendments Or If Other Matters Are Brought Before The Meeting?

The enclosed Form of Proxy confers discretionary authority upon the persons named therein with respect to amendments or variations to matters identified in the Notice of Meeting and to other matters which may properly come before the Meeting. At the time of printing this Information Circular, the management of the Company knows of no such amendment, variation or other matter expected to come before the Meeting other than the matters referred to in the Notice of Meeting.

What If I Change My Mind And Want To Revoke My Proxy?

You may revoke your proxy at any time, to the extent that it has not yet been exercised, by written notice signed by you or your attorney duly authorized in writing or, if the shares are held by a company, the notice must be under corporate seal and signed by an officer or a duly authorized attorney of said company. Such instrument must be delivered at the office of the Company located at 1111 St.Charles Street West, East Tower, Suite 750, Longueuil, Québec, J4K 5G4, or to CIBC Mellon Trust Company, at one of its above indicated addresses, by no later than 5:00 P.M. on May 10, 2005. Your proxy may also be revoked by giving notice thereof to the chairman of the Meeting on the date of the Meeting or of any adjournment thereof or in any other manner permitted by law.

Who Counts The Votes Cast By Proxy?

Proxies are counted by CIBC Mellon Trust Company, the Transfer Agent of the Company.

How Can A Non-Registered Shareholder Vote?

• If you received the Meeting material from an intermediary:

If your Common Shares are not registered in your name, they are held in the name of an intermediary, which is usually a securities broker, a trust company or other financial institution, or in the name of a clearing agency (such as The Canadian Depository for Securities Limited) of which the intermediary is a participant. The Company has distributed the Meeting materials to the intermediaries which are required to forward the Meeting materials to non-registered holders unless the non-registered holders have waived the right to receive them. Intermediaries very often call on service companies to forward the Meeting materials to non-registered holders. By forwarding to you the Meeting materials, your intermediary is seeking your instructions as to how to vote your shares. Each intermediary has its own signing and return instructions, which you should follow carefully to ensure your shares are voted. If you are a non-registered shareholder who provided instructions as to how your vote should be exercised and want to change your mind, kindly contact your intermediary to discuss which procedure to follow.

• If you received the Meeting material from the Company or its agent:

These securityholder materials are being sent to both registered and non-registered owners of the securities. If you are a non-registered owner, and the issuer or its agent has sent these materials directly to you, your name and address and information about your holdings of securities, have been obtained in accordance with securities regulatory requirements from the intermediary holding on your behalf.

By choosing to send these materials to you directly, the issuer (and not the intermediary holding on your behalf) has assumed responsibility for (i) delivering these materials to you, and (ii) executing your proper voting instructions. Please return your voting instructions as specified in the request for voting instructions.

How Can A Non-Registered Shareholder Vote In Person At The Meeting?

Only registered shareholders or their duly appointed proxyholders are permitted to vote at the meeting. Therefore, if you are a non-registered shareholder and wish to attend the Meeting and vote in person (or have another person attend and vote on your behalf), you should strike out the names of the persons named in the Form of Proxy sent to you by your intermediary and insert your own (or such other person's) name in the blank space provided or, in the case of a voting instruction form provided by your intermediary, follow the directions indicated on that latter form. By doing so, you are instructing your intermediary to appoint you (or such other person) as proxyholder. Then, follow the signing and return instructions provided by your intermediary. Do not otherwise complete the form as you will be voting at the Meeting. Please register with the Transfer Agent upon arrival at the Meeting.

How Many Shares Are Eligible To Vote?

On March 18, 2005, the Company had 274,235,895 Common Shares issued and outstanding, such shares being the only voting securities in the share capital of the Company. Each Common Share confers upon its holder the right to one vote. The Board of Directors of the Company fixed the close of business on March 24, 2005 as the record date for determining which shareholders shall be entitled to receive notice of the Meeting, but failure to receive such notice does not deprive a shareholder of his right to vote at the Meeting.

To the knowledge of the directors and officers of the Company, as of March 18, 2005 no one person or entity beneficially owned, directly or indirectly, or exercised control or direction over more than 10% of the outstanding Common Shares of the Company.

Change Of Address?

If your Common Shares are registered in your name, please advise CIBC Mellon Trust Company, Stock Transfer Service, of any change of address either by mail, at one of its above mentioned addresses, or through its website at www.cibcmellon.com by selecting "Trust Company Services", "Forms/Materials Request" and finally, "Change mailing address".

Questions?

Should you have any questions regarding voting and proxies, you may contact CIBC Mellon Trust Company by telephone at 1-800-387-0825, by e-mail at the following address: inquiries@cibcmellon.com, or through the web at the following address: www.cibcmellon.com/investorinquiry.

Delivery of Financial Statements and MD&A

If you wish to receive, or to continue receiving, accordingly, the Company's annual financial statements and the related management's discussion and analysis ("MD&A"), or its interim financial statements and related MD&As, or both, please fill out and return the Financial Statements Request Form accompanying this Information Circular.

The Company will deliver a copy of its annual and interim financial statements and related MD&As only to those shareholders who requested them. As a result, failure to return the Financial Statements Request Form, or to otherwise specifically request a copy of the financial statements, will override a shareholder's previous instructions in respect of the delivery of financial statements.

The Company's financial statements and related MD&As are posted on its website at www.cambior.com.

Election of Directors

The By-laws of the Company provide that the Board of Directors of the Company consist of not less than seven persons and not more than 15 persons. The Board of Directors of the Company currently consists of eight members. At the Meeting, the nine persons named hereunder will be proposed for election as directors of the Company. All nominees are currently directors of the Company, with the exception of Mr. Hubert T. Lacroix. Except where authority to vote in favour of the election of directors is withheld, the nominees named in the accompanying Form of Proxy will vote the shares represented by such proxy IN FAVOUR of the election of the nine persons named hereunder. The management of the Company does not contemplate that any of such persons will be unable or, for any reason, will become unwilling to serve as a director, but if that should occur, for any reason, prior to the election, the nominees named in the accompanying Form of Proxy reserve the right to vote for another candidate at their discretion.

Each director shall, unless he resigns or his office becomes vacant for any reason, hold office until the close of the next annual meeting of shareholders or until his successor is elected or appointed.

Nominees for Election to the Board of Directors

Mr. Balogh is a corporate director. He currently also serves on the board of Noranda Inc. (mining), Falconbridge Ltd. (mining), Strongco Inc. (transportation equipment distribution), Brascan Power Inc. (energy) and the Advisory Council of Sentient Global Natural Resources Fund, and is Chairman of the National Advisory Board for Mining and Metals Science and Technology. Mr. Balogh holds a bachelor's degree in metallurgical engineering.
Member of the Corporate Governance and Human Resources Committee and of the Safety and Sustainability Committee.

Alexander G. Balogh, 72
Ontario, Canada	Director since 1997	31,412 Common Shares
45,000 Options

Mr. Dufresne is the President and Chief Executive Officer of Québec Cartier Mining (iron ore extraction and manufacturing company). He currently also serves on the board of Tembec Inc. (paper), Québec Cartier Mining Company, The Mining Association of Canada and Royal & Sunalliance Insurance Company. He is also Chairman of Conseil du patronat du Québec and Chamber of Maritime Commerce. Mr. Dufresne holds a master's degree in engineering and an MBA.
Guy G. Dufresne, 63	Chairman of the Board of Directors, member of the Audit Committee and of the Corporate Governance and Human Resources Committee.
Québec, Canada

	Director since 1995	30,000 Common Shares
75,000 Options

Mr. Élie is a corporate director. He currently also serves on the board of Alimentation Couche-Tard Inc. (convenience stores) and a number of private companies and non for-profit organizations. Mr. Élie holds a law degree and an MBA.

Member of the Audit Committee. Designated by the Board as Audit Committee Financial Expert[1].

Jean-André Élie, 61	Director since December 2004	Nil Common Shares
Québec, Canada		Nil Options

___________________
1 Within the meaning of that expression in the US securities legislation.

Mr. Farquharson is the President of Strathcona Mineral Services Limited (mining consultant and project management firm). He currently also serves on the board of Placer Dome Inc. (mining) and of the Physicians Services Incorporated Foundation, and is the Chairman of the Canadian Mineral Industry Education Foundation. Mr. Farquharson holds a degree in mining engineering and an MBA.

Chairman of the Corporate Governance and Human Resources Committee and member of the Safety and Sustainability Committee.
Graham Farquharson, 64
Ontario, Canada
	Director since 1993	52,954 Common Shares
75,000 Options

Mr. Gaucher is the Chairman of the Board and Chief Executive Officer of Dynamis Group, Inc. (cogeneration and recycling projects construction and management firm). He currently also serves as Chairman of the board of Mindready Solutions Inc. He is also a founding partner and director of Palos Capital, President of College Stanislas of Montreal, and director and member of several not for profit organizations. Mr. Gaucher holds a bachelor's degree in science, a law degree and an MBA.

Chairman of the Safety and Sustainability Committee and member of the Audit Committee.
Michel H. Gaucher, 61
Québec, Canada
	Director since 1988	41,412 Common Shares
45,000 Options

Mr. Gignac is the President and Chief Executive Officer of Cambior Inc. He currently also serves on the board of Domtar Inc. (paper) and Gaz Métro Limited Partnership (energy). Mr. Gignac holds a doctorate, a master's degree and a bachelor's degree in mining engineering.

Not a member of any committee but attends all meetings at the Committees' request.

	Director since 1986	425,613 Common Shares
Louis P. Gignac, 54		1,100,000 Options
Québec, Canada

Mr. Lacroix is a Senior Advisor to Stikeman Elliott LLP (Montreal office) (national law firm) and Telemedia Ventures Inc. (a private holding company operating mainly in the technology, transportation and real estate sectors). He currently serves on the board of SFK Pulp Fund (pulp), Transcontinental Inc. (printing, editing and direct marketing), Zarlink Semiconductor Inc. (semiconductors) and ITS Investments Limited Partnership (software). Mr. Lacroix holds a law degree and an MBA.

	New nominee	Nil Common Shares
Hubert T. Lacroix, 49		Nil Options
Québec, Canada

Mr. Normand is a corporate director. He is a chartered accountant and currently also serves on the board and audit committee of Quebecor World Inc. (printing); Enerplus Fund (energy); ING Canada Ltd. (financial); Aurizon Mines Ltd. (mining) and Sportscene Ltd. (restaurants). He is an executive member of the Montreal Chapter of the Institute of Corporate Directors.

Chairman of the Audit Committee and designated by the Board as Audit Committee Financial Expert[1].

Robert Normand, 65	Director since 2000	43,317 Common Shares
Québec, Canada		45,000 Options

Mr. Shuto is a managing director for Jipangu Inc. (gold investment private company). He currently also serves on the board of J-Pacific Gold Inc. (mining exploration company).

Member of the Safety and Sustainability Committee.

	Director since May 2004	Nil Common Shares
10,000 Options

Kazuo Shuto, 68
Tochigi, Japan

The information as regards Common Shares and Options is given as at March 18, 2005. Each nominee has supplied the information concerning the number of Common Shares over which he exercises control or direction.

All of the nominees whose names are hereinabove mentioned have previously been elected directors of the Company at a shareholders' meeting for which an information circular was issued except for the following. Mr. Élie was, from 1998 to 2002, a managing director of a Canadian bank wholly-owned by Société Générale (France). Since 2002, he serves as director of public and private companies as well as non-profit organizations. Mr. Lacroix acts as special advisor to Télémédia Ventures Inc. and to Stikeman Elliott LLP since June 2003. He also teaches at the Law Faculty of the University of Montréal, holding the position of guest professor (securities, and mergers and acquisitions of open companies). From February 2000 to May 2003, Mr. Lacroix was Chairman of the Board of Directors of Télémédia Corporation Inc. (a private communications and telecommunications corporation). Before joining Télémédia Corporation Inc., Mr. Lacroix was a partner with McCarthy Tétrault (a Canadian law firm) for more than 20 years.

Additional Disclosure Relating to Directors

To the knowledge of the Company, no nominee as director is, or has been in the last ten years, a director or executive officer of an issuer that, while that person was acting in that capacity, (a) was the subject of a cease trade order or similar order or an order that denied the issuer access to any exemptions under Canadian securities legislation, for a period of more than 30 consecutive days, (b) was subject to an event that resulted, after that person ceased to be a director or executive officer, in the issuer being the subject of a cease trade or similar order or an order that denied the issuer access to any exemption under Canadian securities legislation, for a period of more than 30 consecutive days, or (c) within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets except for the following: (i) Mr. Lacroix, a nominee as director of the Company, ceased serving as director of Adventure Electronics Inc. on February 6, 1998, less than a year before it filed an assignment in bankruptcy under the

__________________________
1 Within the meaning of that expression in the US securities legislation.

Bankruptcy and Insolvency Act (Canada) on November 17, 1998, and (ii) Mr. Normand, a director of the Company, served as director of Concert Industries Ltd. when it and its Canadian operating subsidiaries announced on August 5, 2003 that they had filed for protection under the Companies' Creditors Arrangement Act (the "CCAA"). Concert Industries Ltd. was restructured and a plan of compromise and arrangement for its operating subsidiaries was approved in December 2004, allowing them to emerge from the CCAA proceedings. Mr. Normand no longer serves as director of Concert Industries Ltd.

Information Regarding the Audit Committee

The Company has an audit committee which consist of Messrs. Normand (Chairman), Dufresne, Gaucher and Élie. The Board of Directors of the Company has determined that all members of the Audit Committee are "independent" and "financially literate" within the meaning of Multilateral Instrument 52-110 Audit Committees and the US Sarbanes-Oxley Act of 2002 ("SOX"). The Board of Directors has also determined that Messrs. Normand and Élie are "Audit Committee Financial Experts" within the meaning of SOX.

Additional information regarding the Audit Committee, including a summary of the education and experience of each member of the Audit Committee that is relevant to the performance of their responsibilities as member of this Committee, is available under Item VIII entitled "Audit Committee" in the Company's Annual Information Form for the fiscal year ended December 31, 2004. A copy of the Annual Information Form can be obtained on SEDAR's website at www.sedar.com, on (US) EDGAR's website at www.sec.gov/edgar.shtml (Form 40-F), the Company's website at www.cambior.com or by contacting our Investor Relations Services, by e-mail at info@cambior.com, by fax at (450) 677-3382 or by phone at 1-866-554-0554.

Appointment of Auditors

Raymond Chabot Grant Thornton, LLP, Chartered Accountants ("RCGT"), have been the auditors of the Company since 1973. At the Meeting, or any adjournment thereof, RCGT, will be proposed for reappointment as auditors of the Company for the fiscal year ending December 31, 2005. In the past fiscal year, RCGT billed a total amount of $487,698 for various services provided to the Company. Audit fees ($454,358) include the professional services rendered for the audit of the consolidated annual financial statements of the Company, the review of the Company's quarterly financial statements, the consent and comfort letters in connection with the Company's prospectus filing and the accounting consultations arising during the audit. Audit related fees ($33,340) include professional services that reasonably relate to the performance of the audit or review of the Company's financial statements, including audit of the employees' retirement plans. Unless authority to vote in respect thereof is withheld, the nominees named in the accompanying Form of Proxy will vote IN FAVOUR of the reappointment of RCGT as auditors of the Company and IN FAVOUR of authorizing the Audit Committee of the Board of Directors to fix their remuneration.

Amendment to Stock Option Plan

The stock option plan for key employees of Cambior Inc. and its subsidiaries (the "Stock Option Plan") was established on May 2, 1990, with 668,000 Common Shares of the Company being the maximum number of Common Shares issuable thereunder.

On May 11, 1995, April 30, 1998 and May 7, 2002, the maximum number of Common Shares issuable under the Stock Option Plan was increased to 2,450,790, 5,500,000 and 9,000,000, respectively.

Since May 2, 1990, 1,165,700 Common Shares have been issued upon the exercise of options. As of March 18, 2005, there were options outstanding to purchase 6,698,000 Common Shares, leaving 1,136,300 Common Shares available for future grants. The Stock Option Plan is more fully described under the heading "Corporate Governance and Human Resources Committee - Report on Executive Compensation - Long-Term Incentive Plan (Stock Option Plan)".

As now specifically contemplated in the new rules on "security based compensation arrangements" recently adopted by the Toronto Stock Exchange ("TSX"), the Board of Directors approved, at a meeting held on December 15, 2004, an increase in the number of Common Shares issuable under the Stock Option Plan to an aggregate number equal at all times to five percent (5%) of the Company's outstanding Common Shares.

In order to become effective, the Board of Directors' approval to an increase in the number of Common Shares issuable under the Stock Option Plan must be ratified by a resolution of Shareholders passed at the Meeting by at least a majority of the votes cast by Shareholders voting in person or by proxy. The specific resolution reads as follows:

BE IT RESOLVED THAT:

(a)	TO INCREASE, subject to shareholders' and regulatory approvals, the maximum number of Common Shares issuable under the Stock Option Plan of the Company to an aggregate number equal at all times to five percent (5%) of the Company's outstanding Common Shares; and

(b)	TO AUTHORIZE AND DIRECT any officer of the Company, for, in the name and on behalf of the Company, to sign all such documents and do all such things as he may deem necessary, appropriate or useful, in his discretion, to give full force and effect to the foregoing resolution.

Unless otherwise instructed by the shareholder, the Common Shares represented by the Form of Proxy enclosed herewith will be voted IN FAVOUR of the ratification of said resolution.

Directors' Compensation and Attendance

Directors' compensation is paid to outside directors only. On February 18, 2005, the Board modified, upon recommendation from the Corporate Governance and Human Resources Committee, the compensation paid to directors as follows:

	2004	2005
	$	$

Annual Retainer:	15,000	20,000
Board fee per meeting:	1,200	1,200
Committee fee per meeting:	1,200	1,200
Additional Annual Chair Retainer:
Board of Directors:	20,000	30,000
Audit Committee:	6,000	10,000
Corporate Governance and
Human Resources Committee:	4,000	5,000
Safety and Sustainability Committee:	4,000	5,000

For any board or committee meeting held via a telephone conference, the attendance fee is one-half the normal fee. Travel and other expenses incurred by directors to attend board and committee meetings are also reimbursed.

The Stock Option Plan, adopted at the Annual General and Special Meeting of Shareholders on May 2, 1990 and more fully described under the heading "Corporate Governance and Human Resources Committee - Report on Executive Compensation - Long-Term Incentive Plan (Stock Option Plan)", allows the granting of stock options to directors of the Company. On April 25, 2002, the Board of Directors approved a policy that provides for the granting to each outside director, on the date of each annual meeting of the shareholders of the Company, of an option to purchase 10,000 Common Shares at the same exercise price as for all employees receiving options of the Company and in accordance with the Stock Option Plan. On February 18, 2005, the Board of Directors decided to terminate said policy for future years, and to consider other forms of compensation for directors.

Directors' Record of Attendance in 2004

Number of meetings attended
Director
	Board	Committees of the Board
Alexander G. Balogh (1)(2)	11 of 12	10 of 11
Guy G. Dufresne (1)(3)	10 of 12	12 of 12
Jean-André Élie (3)(4)	1 of 1	N/A
Graham Farquharson (1)(2)	10 of 12	10 of 11
Michel H. Gaucher (2)(3)	11 of 12	9 of 9
Louis P. Gignac	12 of 12	N/A(5)
Robert Normand (3)(6)	12 of 12	5 of 5
Kazuo Shuto (2)	8 of 10	2 of 2

(1)	Member of the Corporate Governance and Human Resources Committee.
(2)	Member of the Safety and Sustainability Committee.
(3)	Member of the Audit Committee.
(4)	Joined the Board of Directors on December 15, 2004.
(5)	Not a member of any committee of the Board of Directors. However, as President and Chief Executive Officer of the Company, he attends all committee meetings at the members' request.
(6)	Also a member of the Company's retirement committee, referred to under the heading "Executive Compensation - Retirement Benefits", and attended both retirement committee meetings held in 2004.

Attendance of the director who resigned after the 2004 annual shareholders' meeting but has attended meetings in 2004 is as follows:

Number of meetings attended
Director
	Board	Committees of the Board
John W.W. Hick (1)	11 of 11	7 of 7

(1) Member of the Audit Committee and of the Corporate Governance and Human Resources Committee. He resigned on December 1st, 2004.

Executive Compensation

The following table presents, for the periods indicated, the compensation of the President and Chief Executive Officer, the Vice President, Finance and Chief Financial Officer and the three other most highly compensated executive officers of the Company for the fiscal year ended December 31, 2004 (the "Named Executive Officers").

SUMMARY COMPENSATION TABLE

					Long-Term
		Annual Compensation			Compensation (3)
				Other Annual (2)	Securities Under	All Other
		Salary	Bonus (1)	Compensation	Options Granted	Compensation
Name and Principal Position	Year	($)	($)	($)	(no. of shares)	($)
Louis P. Gignac	2004	392,900	Nil	—	200,000	Nil
President and Chief Executive	2003	362,600	200,000	—	185,000	Nil
Officer	2002	330,000	160,000	—	200,000	Nil
Bryan A. Coates	2004	255,800	68,000	—	70,000	Nil
Vice President, Finance and Chief	2003	249,000	95,000	1,807	65,000	Nil
Financial Officer	2002	234,000	104,000	2,062	70,000	Nil
Réjean Gourde (4)	2004	304,300	99,000	39,981	70,000	Nil
Senior Vice President, Guiana	2003	267,900	90,000	41,806	65,000	Nil
Shield	2002	277,200	121,111	49,240	70,000	Nil
Robert Ménard (5)	2004	234,900	—	—	50,000	Nil
Vice President, Projects and	2003	273,100	116,000	—	35,000	Nil
Construction	2002	213,000	64,500	9	40,000	Nil
Marc Dagenais	2004	176,500	60,000	—	40,000	Nil
Vice President, Legal Affairs	2003	162,000	53,000	—	35,000	Nil
	2002	164,400	46,500	—	20,000	Nil

(1)	Bonuses are declared and paid in cash during the year following the year in which they were earned. The amounts shown are reported in the year earned. As of the date of this Information Circular, the amount of Mr. Ménard's bonus for 2004, if any, was not yet determined, and awaits completion of construction projects in progress.
(2)	The amount shown for Mr. Gourde is for a housing allowance to reflect his international employment status. The amount shown for Mr. Coates reflects the taxable benefit in connection with an interest free relocation loan. Named Executive Officers are entitled to the use of a Company-leased automobile, and other perquisites. The value of such perquisites is no greater than the lesser of 10% of the total annual compensation (base salary and bonus) and $50,000.
(3)	There are no long-term compensation programs other than the Stock Option Plan.
(4)	All salaries are expressed in Canadian dollars. Mr. Gourde's compensation is in US dollars and, except as otherwise indicated, is converted at the exchange rates applicable at the time it was allocated; all other amounts are converted at a rate of 1.5593 (2002), 1.3128 (2003) and 1.2191 (2004). As of April 1st, 2003, Mr. Gourde benefits from a guaranteed conversion rate of 1.5000 as regards his salary and bonus.
(5)	Mr. Ménard's 2003 salary includes a non-recurring salary adjustment for additional responsibilities assumed and considerable time spent abroad.

OPTION GRANTS DURING THE MOST RECENTLY COMPLETED FINANCIAL YEAR

				Market Value of
	Securities			Securities
	Under Options	% of Total Options	Exercise	Underlying Options
	Granted	Granted to	Price (1)	on the Date of Grant	Expiration
Name	(no. of shares)	Employees in 2004	($/Security)	($/Security)	Date
Louis P. Gignac	200,000	12.0%	$3.27	$3.17	May 11, 2011
Bryan A. Coates	70,000	4.2%	$3.27	$3.17	May 11, 2011
Réjean Gourde	70,000	4.2%	$3.27	$3.17	May 11, 2011
Robert Ménard	50,000	3.0%	$3.27	$3.17	May 11, 2011
Marc Dagenais	40,000	2.4%	$3.27	$3.17	May 11, 2011

(1)	The exercise price is equal to the average of the closing prices of a Common Share of the Company on the TSX for the five business-day period immediately preceding the date of grant.

Options granted in 2004 under the terms of the long-term incentive plan are for Common Shares, have a term of seven years and become exercisable, as to 50%, two years after the date of grant and, as to the remaining 50%, three years after the date of grant. Reference is made to the disclosure under the heading "Corporate Governance and Human Resources Committee - Report on Executive Compensation - Long-Term Incentive Plan (Stock Option Plan)" for details on the Stock Option Plan.

AGGREGATED OPTIONS EXERCISED DURING THE MOST RECENTLY COMPLETED FINANCIAL YEAR AND FINANCIAL YEAR-END OPTION VALUES

					Value of Unexercised in-the-
	Securities	Aggregate	Unexercised Options at Financial		Money Options at Financial
	Acquired on	Value	Year-End		Year-End
Name	Exercise	Realized (1)	(no. of shares)		($)
	(no. of shares)	($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Louis P. Gignac	—	—	665,000	485,000	849,800	334,100
Bryan A. Coates	—	—	155,000	170,000	349,750	117,250
Réjean Gourde	—	—	293,000	170,000	334,870	117,250
Robert Ménard	—	—	196,000	105,000	217,840	64,300
Marc Dagenais	38,000	59,500	58,000	95,000	135,000	64,300

(1)	The aggregate value realized is equal to the number of shares purchased times the difference between the closing price of a Common Share on the date of exercise and the exercise price of the option.

The market value of a Common Share of the Company was $3.21 at December 31, 2004.

Equity Compensation Plan Information

The following table presents information as at December 31, 2004 with respect to Common Shares authorized for issuance under the Stock Option Plan and other equity compensation plans that provide for the issuance of shares.

			Number of securities
			remaining available for
			future issuance under equity
	Number of securities to be		compensation plans
	issued upon exercise of	Weighted-average exercise	(excluding securities
	outstanding options	price of outstanding options	reflected in column (a))
	(#)	($)	(#)

Plan Category	(a)	(b)	(c)
Equity compensation plans
approved by securityholders (1)	7,090,600 (2)	3.07	791,800 (2)

Equity compensation plans not
approved by securityholders (3)	873,008	2.70	Nil

Total	7,963,608	3.03	791,800

(1)	On December 15, 2004, the Board of Directors authorized a new maximum number of Common Shares issuable under the Stock Option Plan as a fixed percentage (5%) of the Company's outstanding Common Shares. Please refer to the disclosure under the heading "Amendment to Stock Option Plan" for more information.
(2)	As at March 18, 2005, as a result of expirations, cancellations and exercises of options, there are 6,698,000 Common Shares under option and 1,136,300 Common Shares available for future grants.
(3)	The Company assumed pursuant to the merger agreement with each of Ariane Gold Corp. (in 2003) and Sequoia Minerals Ltd. (in 2004), the options that were granted under the stock option plan of each company. The options were converted into options to purchase Common Shares of the Company on the basis of the exchange ratio established under the pertinent merger agreement.

Retirement Benefits

Officers and senior management of the Company, specifically designated by the Board of Directors, participate in a non-contributory defined benefits registered pension plan. This pension plan is managed by a retirement committee composed of representatives of the Company and the participants, and an independent third party.

Estimated annual retirement allowance benefits payable upon retirement to the specified Named Executive Officers are shown in the following table.

PENSION PLAN TABLE

ESTIMATED TOTAL ANNUAL BENEFIT ON RETIREMENT

	Years of Service
Remuneration($)	15	20	25	30	35
125,000	32,812	43,750	54,687	65,625	76,562
150,000	39,375	52,500	65,625	78,750	91,875
175,000	45,937	61,250	76 ,562	91,875	107,187
200,000	52,500	70,000	87,500	105,000	122,500
225,000	59,062	78,750	98,437	118,125	137,812
250,000	65,625	87,500	109,375	131,250	153,125
300,000	78,750	105,000	131,250	157,500	183,750
350,000	91,875	122,500	153,125	183,750	214,375
400,000	105,000	140,000	175,000	210,000	245,000
450,000	118,125	157,500	196,875	236,250	275,625
500,000	131,250	175,000	218,750	262,500	306,250

Pension benefits are calculated and accrued on the basis of 1.75% multiplied by years of pensionable service multiplied by the average of the highest three years base salary earned during the six years prior to retirement. The registered pension plan provides benefits up to the limits prescribed by Revenue Canada. Normal retirement age is 65. There is no reduction in the amounts paid under the plan to reflect the value of statutory retirement income benefits. Participants may choose to contribute to this registered pension plan and in return receive incidental benefits, subject to the maximum prescribed by Revenue Canada, which is established on an individual basis for each interested participant by the Company's actuaries.

Members of the senior management of the Company specifically designated by the Board of Directors, including the Named Executive Officers, participate in a non-contributory supplementary executive retirement plan (the "SERP"). The intent of the SERP is to provide a pension that is equal to that which would otherwise be received if the registered pension plan reflected the full amount of base salary.

Benefits accrue under the combined terms of the registered pension plan and the SERP. The total pension payable under the terms of the registered pension plan and the SERP is limited to a maximum of 70% of pensionable earnings.

The registered pension plan is funded in accordance with applicable laws. Contributions are assessed by the Board of Directors on a yearly basis in light of the Company's then financial position and other factors deemed relevant by the Board of Directors. The Board has discretion to elect to contribute or not in respect of any particular year. However, the Company is obliged by applicable laws to begin funding over a period of three years its obligations under the terms of the SERP when each participant reaches the age of 68, or immediately if there is a change of control of the Company.

The normal form of pension is a benefit payable for life, with 60% continuing to the surviving spouse. Pension benefits may be taken in other forms subject to actuarial adjustment. As of December 31, 2004, complete years of service credited to each Named Executive Officer under the terms of the plans were:

Years of Pensionable Service
	Registered Plan	SERP
Louis P. Gignac	18 years and 7 months	25 years and 7 months (1)
Bryan A. Coates	3 years and 5 months	6 years and 5 months (2)
Réjean Gourde	17 years	20 years (3)
Robert Ménard	10 years and 10 months	10 years and 10 months (4)
Marc Dagenais	7 years and 5 months	7 years and 5 months

(1)	Mr. Gignac has a special retirement income arrangement wherein, for each two years of service since January 1st, 1991, he is credited with three years of pensionable service in the SERP.
(2)	Mr. Coates has a special retirement income arrangement wherein, for each year of service completed since his hiring date in July 2001, he is credited with one additional year of pensionable service in the SERP, subject to a maximum of five additional years of service.

(3)	Mr. Gourde has a special retirement income arrangement wherein, for each year of service completed since January 1st, 2003, he is credited with one additional year of pensionable service in the SERP, subject to a maximum of three additional years of service.
(4)	Mr. Ménard has a special retirement income arrangement whereby, for each year of service completed after August 25, 2006, he will be credited one-half of one additional year of pensionable service in the SERP, subject to a maximum of two additional years of service.

Employment Agreements

The senior officers of the Company, including Named Executive Officers, benefit from certain protection measures in the event of a change of control of the Company. Upon termination of employment subsequent to a change of control and for any reason other than death or for cause, each Named Executive Officer shall be entitled to: a) a severance payment equal to a certain number of months of base salary; b) the accelerated vesting of 100% of the stock options granted whether or not exercisable on such date; c) the immediate purchase of 100% of the shares acquired by the Company for the employee through the share purchase plan, but not yet available to the employee at such date; d) the credit of years of service for the purposes of the registered pension plan and of the SERP for a period equal to the lesser of i) the period covered by the severance payment and ii) the period covered between the date of termination and the date of the normal retirement age (65 years); e) the maintenance of fringe benefits for the period set forth above in d), including life insurance but excluding short and long-term disability insurance; and f) certain other benefits of less importance. The severance payment of the President and Chief Executive Officer and of the other Named Executive Officers shall be equal to 24 months of their base salary, except for Mr. Dagenais' severance payment which is equal to 18 months of his base salary. When calculating severance amounts, no period should exceed the period covered between the date of termination of employment and the date of the normal retirement age (65 years).

The benefits described above also apply upon termination of employment by a senior officer in response to an improper change such as a substantial change in responsibilities or status subsequent to a change of control.

Corporate Governance and Human Resources Committee -
Report on Executive Compensation

The Corporate Governance and Human Resources Committee of the Board of Directors (the "Committee") oversees compensation and career development for officers and senior managers of the Company. The Committee is currently composed of three independent members of the Board of Directors, but was, for the first eleven months of the year 2004, composed of four independent directors. The Committee held seven meetings in 2004.

The Committee makes recommendations to the Board of Directors on all aspects of the compensation payable to the President and Chief Executive Officer and the other officers. The President and Chief Executive Officer may attend committee meetings to provide advice and recommendations regarding issues of concern to the Committee, including compensation of the Named Executive Officers. However, the

President and Chief Executive Officer is not a member of the Committee and as such, is not entitled to vote on any matter brought before the Committee and must not be present during discussion of his own compensation.

The Committee also reviews, for approval by the Board of Directors, the design and competitiveness of the Company's executive compensation program.

Executive Compensation Strategy

Compensation is a tool used to attract, retain and motivate superior managers who focus on performance and increasing shareholder value. As a result, the Committee fosters the development of executive compensation plans that are designed to accomplish the following objectives:

  attract to the Company superior managers who have already proven their ability, insight and judgment;

  retain the services of such managers throughout successive business cycles typically experienced by resource-based companies;

  encourage managers to link their personal interests to those of the shareholders of the Company; and

  motivate managers to attend to the critical issues of operations which are vital to the ongoing success of the Company.

The Company uses independent compensation consultants to assess its executive compensation policy relative to the marketplace, and participates and subscribes to various surveys on executive compensation. The Company also collects information about other corporations of similar size within the mining industry.

The Committee is committed to the concept of executive compensation being related to corporate performance, but also believes that compensation should reflect operational, developmental and other results achieved by the Company that contribute to increasing its value. Further, compensation design must recognize cyclical factors which are relevant to the mining industry segment generally.

Finally, employees based in foreign countries must be compensated competitively with standards prevailing within the international mining community. Advice and counsel is sought regularly from various sources, including independent consultants, on competitive levels of compensation for expatriate employees in the various locations where the Company does business.

Compensation for all senior officers, including the Named Executive Officers, consists of four components: a base salary, a cash-based annual incentive, a long-term incentive (Stock Option Plan) and employee benefits. As a senior officer's level of responsibilities increases, a greater portion of total compensation is based on performance. Underlying the Company's compensation process is a performance measurement assessment for operations, activities and senior officers. The Committee reviews the Company's performance on a quarterly basis, and assesses individual executive performance at yearend. The level of achievement of the objectives set in respect of each performance criteria has a direct impact on the cash-based annual incentive and may be considered for the long-term incentive of each said senior officer, thereby establishing a direct link between senior executive compensation and the Company's financial and non-financial performance.

Base Salary

The Committee reviews the base salary of senior officers, including the Named Executive Officers, on an annual basis. The base salaries of senior officers are established with reference to their responsibilities, experience and specific competencies. The Company policy is to set the base salary at a level comparable to the median base salaries offered by a reference group consisting of Canadian mining companies (the

"Reference Group") for senior officers occupying positions of similar importance, scope and complexity to those at the Company. Current salaries are generally equivalent to the targeted competitive positions. From year to year, base salaries are significantly increased only if the senior officer assumes material additional responsibilities, or market compensation practices change substantially. Accordingly, differentiation of assessed performance for senior officers is primarily reflected in overall compensation through the cash-based annual incentive and equity incentive awards under the long-term incentive plan. In 2004, the Committee approved recommendations to adjust the base salary of senior officers including the Named Executive Officers, to maintain the median base salaries of the Reference Group.

Annual Incentive

The Company provides a cash-based annual incentive compensation to officers, including the Named Executive Officers, and managers under the terms of its Bonus Incentive Plan. This Plan provides for cash bonuses based on the achievement of financial and non-financial performance objectives that are first identified by the Chief Executive Officer. Part of the annual incentive amount payable to each executive is based upon the achievement of such performance targets or objectives. For the financial year 2004, performance objectives for senior officers, including the Named Executive Officers, were in regards to corporate performance (share market value, adjusted cash flow, earnings), operational results (net operating cash flow, safety, environmental and social performance, mining reserves), project development, business development and organizational results. Each performance measure is weighted relative to its significance to the activities managed by the individual, and threshold, target and superior levels of performance are defined.

The Committee is committed to tying executive compensation to both corporate results and individual performance. Thus, the balance of incentive compensation rewards individual performance and other significant contributions or achievements that relate directly to the areas of operations for which the individual is responsible. The Board of Directors, upon recommendation of the Committee, approves the final bonus awards.

Long-Term Incentive Plan (Stock Option Plan)

The Stock Option Plan serves as a long-term incentive plan, pursuant to which stock options are granted to senior officers of the Company, including the Named Executive Officers, directors of the Company and any key employee of the Company designated as such by the Board of Directors (the "Beneficiaries"). This component of compensation is a major component of total compensation for senior officers and is intended to retain the services of valued employees, motivate them to take actions that enhance shareholder value and align their interests with those of the shareholders.

The Board of Directors, upon recommendation from the Committee, manages the Stock Option Plan with full authority and considers option grants annually. The number of options granted each year is recommended by the President and Chief Executive Officer, to the Committee, other than for himself, based on his assessment of the performance or contribution of each individual. The Committee in turn makes recommendations to the Board of Directors. The Board of Directors may take into consideration the number and term of options previously granted when making the decision to grant additional options.

The principal terms of the Stock Option Plan are summarized below:

The maximum number of Common Shares that presently may be issued pursuant to the exercise of options cannot exceed (subject to any adjustments in the event of an amendment to the share capital of the Company affecting the Common Shares) 9,000,000 Common Shares (representing approximately 3.28% of the outstanding Common Shares as of March 18, 2005), or any greater number determined by the Board of Directors of the Company and approved by the majority of votes cast by the holders of Common Shares present and voting in person or by proxy at a shareholder meeting. At the Meeting, shareholders are being asked to approve an amendment to the Stock Option Plan whereby the maximum number of Common Shares that may be issued under the plan shall not exceed five percent (5%) of the issued and outstanding Common Shares at the time of grant. See "Amendment to the Stock Option Plan" below.

The maximum number of Common Shares that may be issued to any one person, including any insider of the Company, may not exceed five percent (5%) of the outstanding Common Shares of the Company. The exercise price for any option granted under the Stock Option Plan must not be less than the average of the closing prices of the Common Share on the TSX for the five business days immediately preceding the grant date.

Options granted under the Stock Option Plan are exercisable for such period of time as set by the Board of Directors, which is currently seven (7) years after the date of grant. Generally, options that have been granted under the Stock Option Plan have not been exercisable during the first two years following their grant, with 50% of the options becoming exercisable as of the second anniversary date of their grant and 100% as of the third anniversary date of their grant.

Outstanding options are forfeited in the case of a Beneficiary who is dismissed for cause. In the case of a Beneficiary dismissed without cause, outstanding options expire on the 90th day following the termination of employment or on such later date as the Board of Directors may determine (which date may not be later than the expiry date otherwise applicable to such options). In other circumstances such as the resignation, early retirement, retirement or death of a Beneficiary, outstanding options expire within varying periods of up to 36 months following the cessation of employment. The options are not assignable other than transmission by death.

Subject to the approval of any applicable stock exchange, terms of the Stock Option Plan may be amended by the Board of Directors, provided that any amendment which materially increases the benefits under the plan, increases the number of Common Shares issuable under the plan or materially modifies the eligibility requirements of employees under the Stock Option Plan, requires approval of holders of Common Shares by a majority of votes cast at a shareholders' meeting. No such amendment may adversely affect the rights of a Beneficiary without the consent of such Beneficiary.

Since the inception of the Stock Option Plan in 1990, 1,165,700 Common Shares have been issued upon the exercise of options (0.42% of the outstanding share capital of the Company). As of March 18, 2005, there were options outstanding to purchase 6,698,000 Common Shares (2.4% of the issued and outstanding Common Shares of the Company). Therefore, and subject to amending the Stock Option Plan as contemplated herein, 1,136,300 Common Shares are currently available for future grants (0.4% of the outstanding Common Shares). For more information, please refer to the heading "Amendment to Stock Option Plan".

Employee Benefits

Management and the Board of Directors believe that the Company's employee benefits and pension plan are comparable, on the whole, to those offered by the Reference Group.

Employee Share Purchase Plan

The Company promotes share ownership by its employees through its Employee Share Purchase Plan. Under this Plan, employees may contribute a minimum of 1% of their gross salary per year by way of payroll deductions. The Company's contribution consists in the lesser of an amount equal to 50% of the employee's contribution, up to 3% of their gross salary or a maximum of $5,000 per year. The Company's contributions are vested as of December 31 of each year in each employee who has participated continuously during said year.

President and Chief Executive Officer's Compensation

The compensation plans described above as regards senior officers, apply to the President and Chief Executive Officer; the Committee adjusts his compensation and assesses his performance using the same performance measures that apply to the other senior officers.

In February 2004, the Committee reviewed the bonus incentive plan and the base salary of the President and Chief Executive Officer to ensure that it remained competitive with the median base salary of the Reference Group. In addition to information on the Reference Group, the Committee's assessment was also based on studies from independent consulting firms.

The Committee did not grant any cash-bonus to the President and Chief Executive Officer for the year 2004. He was, however, granted 200,000 options under the Stock Option Plan. For the President and Chief Executive Officer's total compensation for 2004, please refer to the "Summary Compensation Table".

Composition of the Committee

The members of the Committee were, for the fiscal year ended December 31, 2004:

Graham Farquharson, Chairman
Alexander G. Balogh
Guy G. Dufresne
John W.W. Hick (resigned on December 1st, 2004)

Performance Graph

The following graph compares the cumulative total shareholder return over the last five fiscal years on the Company's Common Shares with the cumulative total return of the S&P/TSX Composite Stock Index and of the S&P/TSX CI Gold Industry Sub-Group Index, each Index as published by the TSX.

The year-end values of each investment are based on share appreciation plus dividends paid in cash, with the dividends reinvested on the date they were paid. The calculations exclude trading commissions and taxes. Total shareholder returns from each investment can be calculated from the year-end investment values shown in the following graph.

FIVE-YEAR CUMULATIVE TOTAL RETURN
December 31, 1999 - December 31, 2004

Note : Assuming an investment of $100 and reinvestment of dividends, asdescribed in the above paragraph.

Liability Insurance

The Company subscribes to insurance policies with respect to directors' and officers' liability covering directors and officers of the Company and its subsidiaries as a group. The total amount of insurance for the period from March 24, 2005 to March 24, 2006 is $25,000,000 with a deductible of up to $500,000 for the Company in case of loss. For the current year of coverage, the Company's total premium is $452,000 pursuant to the policies.

Statement of Corporate Governance Practices

The Common Shares of the Company are listed on the TSX and the American Stock Exchange ("AMEX"). As a result, the Company is subject to various rules and guidelines regarding corporate governance. The Company's corporate governance practices aim at ensuring the efficient administration of the Company and maximizing shareholders' value.

The rules of the TSX require that each listed company disclose on an annual basis its approach to corporate governance with reference to guidelines set out in the TSX Company Manual. The Company's disclosure of its corporate governance practices addressing each of the TSX guidelines is set out in Schedule "A" to this Information Circular. The Canadian Securities Administrators have published corporate governance best practices for comment. Even though these practices have not been finalized, the Company complies with them.

As proposals and new regulatory provisions come into effect, they are reviewed by the Board, through the Corporate Governance and Human Resources Committee, and if necessary or appropriate, the Company's governance practices are modified or supplemented.

The Company is in compliance with the TSX guidelines, including those regarding "unrelated directors", as well as the rules of SOX and AMEX regarding the independence of directors.

Board of Directors and Committees

The Board of Directors currently consists of eight members. Only one, the President and Chief Executive Officer, is an employee of the Company and is not independent of management. All other members of the Board are independent of management. Any director who is 75 years old at the time of an annual shareholders' meeting of the Company is not eligible for re-election. The mandate of the Board of Directors is described in Schedule "A" to this Information Circular. The Board of Directors held 12 meetings in 2004.

All committees are created by the Board of Directors and report directly to it. There are currently three committees of the Board of Directors. All committee members are appointed by the Board of Directors. The Chairman of a committee is selected by the Board of Directors among the members of the relevant committee. The minutes of all committee meetings as well as the written resolutions passed by a committee are provided to the Board of Directors. A committee may, at the Company's expense, retain the services of such independent advisors as it may deem useful or necessary in carrying out its mandate.

The Audit Committee consists of four directors who are all unrelated and independent. This committee's general mandate is more fully described in Schedule "A" to this Information Circular and the full text of its charter is attached as a schedule to the Company's Annual Information Form for the fiscal year ended December 31, 2004. The Audit Committee held five meetings in 2004. As at the date hereof, the members of the Audit Committee are:

Robert Normand, Chairman
Guy G. Dufresne
Jean-André Élie
Michel H. Gaucher.

The Corporate Governance and Human Resources Committee consists of three directors who are all unrelated and independent. This committee's mandate is more fully described in Schedule "A" to this Information Circular. This committee held seven meetings in 2004. As at the date hereof, the members of this committee are:

Graham Farquharson, Chairman
Alexander G. Balogh
Guy G. Dufresne.

The Safety and Sustainability Committee consists of four directors who are all unrelated and independent. This committee reviews the general policies submitted by the Company's management in connection with occupational health, safety and training, corporate social responsibility and the environment and receives reports on such matters from management. It reviews and evaluates practices, plans and programs related to these three areas. Based on its review, this committee makes recommendations to the Board of Directors. The Safety and Sustainability Committee held four meetings in 2004. As at the date hereof, the members of this committee are:

Michel H. Gaucher, Chairman
Alexander G. Balogh
Graham Farquharson
Kazuo Shuto.

Directors' Shareholding

In order to better link the interest of directors to those of shareholders, directors are required, since February 2004, to hold Common Shares of the Company with a value of no less than three times their annual retainer. Directors are expected to reach this level no later than February 17, 2006, except for newly appointed or elected directors who have two (2) years following their appointment or election, accordingly, to satisfy this requirement.

Board's Expectations of Management

The Board of Directors expects management to assume responsibility for the day-to-day operations of the Company while staying within authorized business limits and conforming to the strategic plan, annual operating plans and budgets and various corporate policies approved by the Board. The Board of Directors expects to be regularly informed by management of the results obtained, the progress achieved, any business opportunities which may arise and any difficulties encountered. The Board of Directors also expects management to submit for its approval alternative plans and strategies to be implemented based on the economic and market conditions.

The Company's management must also act with a view to the best interests of the Company for the long-term enhancement of shareholder value.

Ethics

The Company has adopted, from time to time, policies and guidelines relating to ethics that apply to all employees and directors of the Company. In addition, the Company has formally adopted Cambior's Code of Ethics that applies to all employees and directors of the Company and a Specific Code of Ethics Governing Financial Reporting Officers which complies with the requirements of SOX. Copies of these codes are available on the Company's website at www.cambior.com. A copy may also be requested, free of charge, by communicating with the Company's Manager, Investor Relations at (450) 677-2699 or, toll free in North America, 1-866-554-0554.

Interest of Informed Persons in Material Transactions

To the knowledge of the management of the Company, no informed person of the Company or proposed director, or any associate or affiliate of any informed person or proposed director, has any interest in any transaction since the commencement of the Company's most recently completed financial year or in any proposed transaction which has materially affected or would materially affect the Company.

Interest of Certain Persons or Companies in Matters to be Acted Upon

None of the directors or senior officers of the Company, any person who has held such a position since the beginning of the last completed financial year of the Company, any proposed nominee for election as a director of the Company nor any associate or affiliate of the foregoing persons, has any material interest, directly or indirectly, by way of beneficial ownership of securities or otherwise, in any matter to be acted on at the Meeting (other than the election of directors) except for the senior officers of the Company and any of its subsidiaries inasmuch as, in the following year, they may be granted options to purchase Common Shares of the Company pursuant to its Stock Option Plan, approval of an amendment to which will be sought at the Meeting.

Additional Information

Financial information about the Company is contained in its Comparative Consolidated Financial Statements and Management's Discussion and Analysis for the fiscal year ended December 31, 2004, and additional information about the Company is available on SEDAR at www.sedar.com and (US) EDGAR at www.sec.gov/edgar.shtml.

Should you wish to obtain, at no cost, a copy of any of the following documents:

(i) the Company's latest Annual Information Form;
(ii) the Company's Comparative Consolidated Financial Statements for the year ended December 31, 2004, and Management's Discussion and Analysis with respect thereto; and/or
(iii) any of the Company's interim financial statements for a quarter subsequent to December 31, 2004,

please contact our Investor Relations Services, by e-mail at info@cambior.com, by fax at (450) 677-3382 or by phone at 1-866-554-0554.

Approval of the Board of Directors

The contents of this Information Circular and of the accompanying Form of Proxy, and the sending thereof, have been approved by the Company's Board of Directors.

Longueuil, Québec, March 24, 2005

Lucie Desjardins
Corporate Secretary

SCHEDULE A - Statement of corporate governance practices

The Company's alignment with the Toronto Stock Exchange guidelines

In the table below, the Company's corporate governance practices are compared with the Toronto Stock Exchange ("TSX") guidelines for improved corporate governance, including the proposed amendments published in April of 2002 but not yet formally implemented as of March 24, 2005.

Does The
	TSX Guidelines For	Company	Governance Practices of the Company
	Improved Corporate Governance	Align ?

1.	The Board should explicitly assume		The mandate of the Board of Directors is to supervise the
	responsibility for stewardship of the		management of the business and affairs of the Company. The
	Company and specifically for:		Board monitors the manner in which the Company conducts
its business as well as the senior management responsible for the day-to-day operations of the Company. The Board sets the
Company's policies, assesses their implementation by
management and reviews the results.

The prime stewardship responsibility of the Board is to ensure the viability of the Company and to ensure that it is managed in the interests of its shareholders as a whole while taking into account the interests of other stakeholders. The Board's main expectations of the Company's management are to protect the
Company's interests and ensure the long-term growth of
shareholder value.

The Board acts in accordance with its mandate and the
mandates of its committees, as well as with applicable laws
and Company policies.

The President and Chief Executive Officer ("CEO") must
determine and implement the appropriate systems for each of
the five areas of responsibility described below (except
monitoring the CEO) which the Board must review and, once
approved, monitor.

(i)	adoption of a strategic planning		The Board assumes specific responsibility for the adoption of
	process and approval of a		a strategic planning process. The Board reviews and, where
	strategic plan which takes into		appropriate, approves the Company's annual budget and
	account, among other things,		strategic plan which takes into account, among other things,
	the opportunities and risks of		the opportunities and risks of the business, all of which are
	the business;		developed at first by management and discussed between
management and the Board. The Board frequently discusses
the Company's strategies and their implementation at Board
meetings. The Company reviews its strategic plan
periodically, taking into account changes in the general
business conditions and, in particular, in the mining industry.
This strategic plan is produced along with long-term financial forecasts.

Does The
	TSX Guidelines For	Company	Governance Practices of the Company
	Improved Corporate Governance	Align ?
(ii)	identification of the principal		The Board, through its Audit Committee, assumes specific
	risks of the Company's business		responsibility for the identification of the principal risks of
	and ensuring implementation of		the Company's business and the implementation of
	appropriate systems to manage		appropriate systems to effectively manage these risks. Among
	those risks;		other things, the Audit Committee reviews, evaluates and
monitors the Company's risk management program,
including the revenue protection program, to ensure that
management has identified the principal risks of the
Company's business and has implemented, and is maintaining
appropriate systems and procedures to manage those risks.
The Audit Committee reviews the general policies submitted
by the Company's management in connection with financial
reporting and internal control; it deals with all matters relating thereto, including, without restriction, reviewing and
evaluating, periodically and at least once a year, public
financial reports, the work of outside auditors, the structure of the accounting and internal control department and the
efficiency of the records and systems used. Based on its
review, the Audit Committee makes recommendations to the
Board.

Periodically, the members of the Board visit an operation site of the Company to assess, among other things, the risks
relating therewith.

The principal risks of the Company include, but are not
limited to, those related to the mining industry, the
environment, the fluctuations in the price of precious metals, power and fuel, the fluctuations of the Canadian dollar
relative to the U.S. currency and other risks more fully
described in the Company's Annual Information Form.

(iii)	succession planning, including		The Board, with the assistance of its Corporate Governance
	appointing, training and		and Human Resources Committee, assumes specific
	monitoring senior management;		responsibility for succession planning of senior management, including the appointing, training, evaluation and monitoring of senior management. The Board appoints the CEO and sets
forth his position description. The Committee discusses with management and reports to the Board annually on succession
planning matters.

(iv)	communication policy; and		The Board, by itself and also through its Audit Committee,
assumes specific responsibility for communications with
shareholders and the public at large. The Audit Committee
reviews and approves the contents of major financial
disclosure documents, including the annual report, the
unaudited quarterly and audited annual financial statements, the management's discussion and analysis of the financial
conditions and results of operation relating to said financial statements and management's assessment on internal
controls.

The Board reviews all major disclosure documents, including
the annual information form, circulars and the
above-described financial disclosure documents. The Board

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	TSX Guidelines For	Company	Governance Practices of the Company
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adopted and also reviews from time to time the Company's
disclosure policy that provides for the accurate and timely
communication to the public of all important information,
addresses how the Company interacts with shareholders,
analysts, stakeholders and the public in general as regards to communication of information, and contains measures to
avoid selective disclosure. In this regard:

• procedures are in place to provide timely information to
investors and to respond to investor inquiries and concerns;
• the Company's disclosure committee oversees the
Company's corporate disclosure practices and ensures
adherence to the disclosure policy;
• the Company maintains an investor relations group with the responsibility of managing communications with the
investing public in accordance with Company's disclosure
policy and procedure and legal disclosure requirements;
• it is Company policy that every shareholder inquiry should receive a prompt response from the Manager, Investor
Relations;
• the President and CEO, the Vice President, Finance and
CFO and other senior executives as well as the Manager,
Investor Relations, meet periodically with financial
analysts and institutional investors and attend various
events allowing them to meet with current and potential
investors, and other stakeholders;
• the Manager, Investor Relations, makes himself available
to shareholders by telephone, fax and e-mail; and
• the Company maintains an investor relations website at
www.cambior.com.

(v)	integrity of internal control and		The Board, through its Audit Committee, assumes specific
	management information		responsibility for the integrity of the Company's internal
	systems.		control and management information systems. The Audit
Committee considers and evaluates all aspects of the
Company's financial reporting process and internal controls, monitors the implementation and administration of corporate
policies and guidelines adopted by regulatory authorities and the Board with respect to financial reporting and internal
controls, and makes recommendations to the Board in
connection with these two areas.

2.	A majority of directors should be		The Board reviews the status of each of its directors and
	"unrelated" (independent of		determines if the individual is "unrelated" as defined by the
	management and free from any		TSX guidelines and "independent" as defined in draft
	business or other relationship which		National Instrument 58-101 as published on October 29,
	could, or could reasonably be		2004.
perceived to, materially interfere
	with the director's ability to act with		All nominees standing for election on May 12, 2005, with the
	a view to the best interests of the		exception of the President and CEO, Mr. Louis P. Gignac, are
	Company).		"unrelated" and "independent".

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3.	The Board has responsibility for		The Board, itself or through its Corporate Governance and
	applying the definition of "unrelated		Human Resources Committee, reviews among other things,
	director" to each individual director		directors' relationship with the Company and its subsidiaries
	and for disclosing annually the		to determine the independence of the members of the Board.
	analysis of the application of the		Louis P. Gignac, President and CEO is an employee of the
	principles supporting this definition		Company and, as such, is related and not independent. All
	and whether the Board has a		other members of the Board are unrelated and independent
	majority of unrelated directors.		directors.

After consideration of all business, family and non for profit relationships among the directors and the Company, the
Board determined that all directors, other than the President and CEO, have no direct or indirect material relationships
with the Company which could reasonably interfere with the
exercise of their independent judgment.

4.	The Board should appoint a		The Corporate Governance and Human Resources
	committee of directors composed		Committee, composed exclusively of outside and unrelated
	exclusively of outside directors, a		directors, evaluates and recommends nominees for the Board,
	majority of whom are unrelated		in consultation with the Chairman of the Board and the
	directors, with responsibility for		President and CEO. The Committee determines what
	proposing new nominees to the		competencies, skills and personal qualities it should seek in
	Board and for assessing directors on		new board members to ensure that the Board, as a whole, has
	an ongoing basis.		a diversity of skills and experience that support it in carrying out its responsibilities. The Committee maintains a list of
potential nominees and may retain outside consultants to
conduct searches for appropriate nominees. The Committee
reviews and evaluates, periodically and at least once a year, the contribution of each director.

5.	The Board should implement a		The Corporate Governance and Human Resources Committee
	process, to be carried out by an		monitors and makes recommendations regarding the
	appropriate committee, for assessing		effectiveness of the corporate governance of the Company. It
	the effectiveness of the Board, its		deals with all matters relating thereto, including, without
	committees and the contribution of		restriction, reviewing and evaluating, periodically and at least
	individual directors.		once a year, the independence and performance of the Board
and its committees, as well as the contribution of each
director, and director succession planning.

As part of this process, the directors conduct each year an
evaluation of the performance and effectiveness of the Board and its committees, along with self-assessments. The process usually involves the completion of a questionnaire by
individual directors. Director peer reviews are performed in the context of discussions between individual directors and
the Chairman of the Board.

Every year, the Corporate Governance and Human Resources
Committee reviews the credentials and performance of
nominees proposed for re-election to the Board. In doing so, it considers their continued qualification under applicable
laws and the continued validity of their credentials.

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On the basis of its review, the Committee makes
recommendations to the Board.

6.	The Company should provide an		New directors meet with the Board and senior management to
	orientation and education program		discuss the business activities of the Company and are given
	for new directors.		the opportunity to familiarize themselves with the Company
and gain insight into the Company's business and operations
by visiting various business locations and meeting local
personnel. The Board ensures that prospective candidates
fully understand the role and responsibilities of the Board and its committees and the contribution that individual directors are expected to make, including, in particular, the
commitment of time that the Company expects of its
directors.

Detailed current information on the Company and its
business, operations and finances are sent on a quarterly basis to the directors.

Presentations on different aspects of the Company's
operations are made regularly to the Board.

Each director is provided with a copy of the Directors'
Manual which contains information about the Company, the
Board and its Committees, and other relevant information.

7.	The Board should examine its size		The Board periodically examines issues relating to its
	and undertake, where appropriate, a		composition to determine, among other things, its appropriate
	program to determine a size which		size to conduct its business effectively while providing a
	facilitates effective		range of diverse skills and experience. In December 2004, the
	decision-making.		Corporate Governance and Human Resources Committee
reassessed the composition and size of the Board, and
determined it appropriate to increase its size from eight to nine members to efficiently discharge its duties and
responsibilities.

In this Information Circular, nine nominees are proposed for election as directors at the Meeting.

8.	The Board should review the		The Corporate Governance and Human Resources Committee
	adequacy and form of compensation		reviews annually the amount and the form of compensation of
	of directors in light of the risks and		directors. In making recommendations to the Board for
	responsibilities involved in being a		appropriate adjustments, the Committee considers the time
	director.		commitment, risks and responsibilities of directors, as well as available information on compensation paid to directors of
comparable companies. The Committee reviews such
information and makes its recommendations to the Board.
Since February 2004, the directors are required to hold such number of shares of the Company having a value equal to a
minimum of three times their annual retainer. Directors are
expected to reach this level within two years. Information

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about the compensation paid to directors is provided in this
Information Circular.

9.	Subject to Guideline 13 (herein		The Board has created three committees to which it has
	below), committees of the Board		delegated responsibilities. All committee members are
	should generally be composed of		appointed by the Board, and are outside and unrelated
	outside directors, a majority of		directors.
whom are unrelated.
Additional information on committee members and the
responsibilities of each committee is provided in the
Information Circular.

10.	The Board should assume		The Corporate Governance and Human Resources Committee
	responsibility for, or assign to a		considers and evaluates all aspects of the Company's
	committee of directors responsibility		corporate governance practices, advises and assists the Board
	for, developing the approach to		in applying governance principles and practices, and tracks
	corporate governance issues.		developments in corporate governance, adapting the practices of the Company as needed. This Committee is also
responsible for monitoring human resources matters. It
reviews the general policies submitted by management in
connection with corporate governance and human resources
and monitors the implementation and administration of
policies and guidelines with respect to these two areas. It also reviews and evaluates compensation, fringe benefits and
retirement plans.

	The Board or, as applicable, such		The Board has reviewed this Information Circular including
	committee would, among other		this tabular response to the TSX guidelines.
things, be responsible for the
response to the TSX guidelines.

11.	The Board, together with the CEO,		The responsibilities of the Board and each of its committees
	should develop position descriptions		are set out in written mandates. The responsibilities of the
	for the Board and for the CEO,		CEO are set out in a written position description. The CEO
	including the definition of the limits		must submit to the Corporate Governance and Human
	to management's responsibilities.		Resources Committee any offer to join an outside board of
directors to ensure that such additional directorship will not impair the ability to adequately fulfill the responsibilities assigned to the CEO.

To support it in its supervisory role, the Board expects
management, among other things, to:

• undertake an ongoing review of the Company's strategies
and their implementation;
• present a comprehensive annual operating plan and
budgets, and regularly report on the Company's
performance and results relative to that plan and budget;
• report regularly on the Company's activities, results
obtained, progress achieved, business opportunities which
may arise and difficulties encountered, with a focus on
matters of material consequence for the Company and its

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	Improved Corporate Governance	Align ?
-shareholders;
• implement systems to identify and manage the principal
risks of the Company's activities; and
• implement and maintain appropriate systems of internal
control.

	The Board should approve or		The Board approves, in connection with the approval of the
	develop the corporate objectives		Company's annual budget and otherwise from time to time,
	which the CEO is responsible for		the corporate objectives which the CEO is responsible for
	meeting and assess the CEO against		meeting, and assesses the CEO's performance in regards to
	these objectives.		these objectives.

12.	The Board should implement		The Board can and does act independently of management.
	structures and procedures to ensure		The positions of Chairman of the Board and of CEO are
	that it can function independently of		separate and held by two different persons.
management. An appropriate
	structure would be to (i) appoint a		The Chairman of the Board, Mr. Guy G. Dufresne, is not a
	chair of the Board who is not a		member of management. He acts as liaison between
	member of management with		management and the Board. The Corporate Governance and
	responsibility to ensure that the		Human Resources Committee set forth a position description
	Board discharges its responsibilities,		for the Chairman of the Board. This position description was
	or (ii) assign this responsibility to an		approved by the Board.
outside director, sometimes referred
to as the "lead director".

	The chair or lead director should		At the end of every regularly scheduled Board meeting, the
	ensure that the Board carries out its		Chairman of the Board chairs a meeting of outside directors.
	responsibilities effectively which		These closed sessions promote open discussions among
	will involve the Board meeting on a		outside members.
regular basis without management
	present and may involve assigning		During any meeting of the Board and its committees, any
	responsibility for administering the		outside director may request that members of management
	Board's relationship to management		not be present for all or part of the meeting.
to a committee of the Board.

13.	The Audit Committee should be		The Audit Committee is composed entirely of unrelated and
	composed entirely of unrelated		independent directors.
directors.

	All of the members of the Audit		All members of the Audit Committee are financially literate
	Committee should be financially		and at least one member has accounting or related financial
	literate and at least one member		expertise. The Board has determined that Mr. Robert
	should have accounting or related		Normand, the Chairman of the Audit Committee, and
	financial expertise.		Mr. Jean-André Élie are Audit Committee Financial Experts
in conformity with the rules of the Sarbanes-Oxley Act of
2002 adopted by the U.S. Congress.

	The Board shall determine the		In considering criteria for determination of financial literacy,
	definition of and criteria for		the Board looks at the ability to read and understand financial
	"financial literacy" and "accounting		statements.
or related financial expertise".
In considering criteria for determinations of accounting or

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related financial expertise, the Board looks at familiarity with emerging accounting issues, past employment experience in
finance or accounting, requisite professional certification in accounting, or any other comparable experience or
background which results in the individuals' financial
sophistication, including being or having been a Chief
Executive Officer, a Chief Financial Officer or having held
another senior officer position of an entity with financial
oversight responsibilities.

The Board should adopt a charter for		The charter of the Audit Committee was specifically
the Audit Committee which sets out		approved by a resolution of the Board, and is reviewed
roles and responsibilities of the		annually by the Committee. All modifications to the charter
Audit Committee which should be		are submitted to the Board for approval. The Audit
specifically defined so as to provide		Committee assists the Board in its oversight of the integrity of
appropriate guidance to Audit		the Company's financial statements, the external auditors'
Committee members as to their		qualifications and independence, the performance of the
duties.		Company's internal accounting function and that of the
external auditors, the adequacy and effectiveness of internal controls, the effectiveness of risks control and compliance
with legal and regulatory matters. The following paragraphs
of this Item 13 are components of the Audit Committee
charter, a copy of which may be found as a schedule to the
Company's Annual Information Form for the year ended
December 31, 2004.

Subject to the powers of the shareholders under the
Companies Act (Québec) to appoint and revoke the
appointment of the external auditors, the Audit Committee
has the authority and responsibility to recommend the
appointment and revocation of appointment of the external
auditors and to approve their remuneration.

The Audit Committee, with the Board, is directly responsible for the oversight of the work of the external auditors,
including the resolution of disagreements between
management and the external auditors as regards financial
reporting.

The Audit Committee has the sole authority to approve all
audit engagement fees and terms as well as the provision of all services other than audit services legally permissible to be provided by the external auditors.

The Audit Committee is responsible for reviewing the
independence of the external auditors, including reviewing
relationships between the external auditors and the Company
which may impact on their independence.

The Audit Committee is also responsible for reviewing with
the external auditors any audit problems or difficulties and management's response.

In compliance with its charter, the Audit Committee has

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	Improved Corporate Governance	Align ?
established under the Company's Internal Whistle Blowing
Policy, a process for the receipt and treatment of all
complaints concerning accounting, internal accounting
controls, auditing or related matters submitted by any
employee, including procedures for the confidential
anonymous submissions by employees of concerns regarding
said matters.

Among other things, the Audit Committee reviews:

• quarterly unaudited and annual audited financial
statements, the annual report, management's discussion
and analysis and management's assessment on internal
controls;
• any significant issues reported by the external auditors
function and management's responses to any such reports;
• any related party transaction, for approval; and
• all documents raising material issues regarding the
Company's financial statements or accounting policies.

The Audit Committee also reviews and discusses with the
CEO and CFO, the procedure for the certification of the
Company's audited annual financial statements.

	The Audit Committee should have		The Audit Committee charter provides that the Committee
	direct communication channels with		meets with the external auditors, and management, together
	the internal and the external auditors		and separately, to discuss and review specific issues as
	to discuss and review specific issues		appropriate. The Audit Committee discusses with the external
	as appropriate.		auditors outside the presence of management at each quarterly meeting.

	The Audit Committee duties should		The Audit Committee meets with the President and CEO, the
	include oversight responsibility for		Vice President, Finance and CFO, the Corporate Controller
	management reporting on internal		and the Vice President, Legal Affairs to assess the adequacy
	control. While it is management's		and effectiveness of these systems of internal control.
responsibility to design and
implement an effective system of
internal control, it is the
responsibility of the Audit
Committee to ensure that
management has done so.

14.	The Board should implement a		Directors may, at the expense of the Company, retain the
	system to enable an individual		services of such independent advisors as they may deem
	director to engage an outside		necessary or useful in carrying out their responsibilities.
advisor, at the Company's expense
in appropriate circumstances. The
engagement of the outside advisor
should be subject to the approval of
an appropriate committee of the
Board.